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Exhibit 23.1

Consent of KPMG LLP

The Board of Directors and Stockholders
FTD, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-96627 and No. 333-101203) on Form S-8 of FTD, Inc. of our reports dated July 29, 2002, with respect to the consolidated balance sheet of FTD, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period then ended, and the related financial statement schedule, which reports appear in the June 30, 2003, annual report on Form 10-K of FTD, Inc. as amended by Form 10-K/A.

/S/ KPMG LLP

Chicago, Illinois
October 24, 2003

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Consent of KPMG LLP